Exhibit 3.1

CERTIFICATE OF ELIMINATION of SERIES A PREFERRED STOCK of TAPINATOR, INC.

Pursuant to Section 151(g) of the Delaware General Corporation Law

Tapinator, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Restated Certificate of Incorporation of the Corporation, as amended and as effective as of the date hereof (the “Certificate of Incorporation”), the Board of Directors previously adopted resolutions creating and authorizing a series of 840 shares of preferred stock, par value $0.001 per share, of the Corporation designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), subject to the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock (the “Certificate of Designation”), as filed with the Secretary of State of the State of Delaware on July 28, 2016.

SECOND: That none of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued by the Corporation pursuant to the Certificate of Designation.

THIRD: That pursuant to the authority conferred upon the Board of Directors pursuant to the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions via a unanimous written consent date June 10, 2019, approving the elimination of the Series A Preferred Stock:

WHEREAS, the Board previously adopted resolutions creating and authorizing a series of preferred stock designated as Series A Preferred Stock, subject to the Certificate of Designation Preferences, Rights and Limitations of Series A Preferred Stock, as filed with the Secretary of State of the State of Delaware on July 28, 2016;

WHEREAS, none of the authorized shares of the Series A Preferred Stock is outstanding and none will be issued by the Corporation pursuant to the Certificate of Designation in the future; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its stockholders to eliminate the Series A Preferred Stock (the “Elimination”).

NOW, THEREFORE, BE IT RESOLVED, that the Elimination hereby is authorized, approved, and adopted in all respects; and

FURTHER RESOLVED, that each of the Chief Executive Officer, the President, a Vice President, the Treasurer, or Secretary, in each case of the Corporation, is hereby authorized and directed, in the name and on behalf of the Corporation, to prepare, execute, and deliver to the Secretary of State of the State of Delaware a Certificate of Elimination as required by the DGCL in order to effect the cancellation and elimination of the Series A Preferred Stock, and any and all additional documents required to be filed therewith.

FOURTH: That, in accordance with Section 151(g) of the DGCL, the Certificate of Incorporation, as effective immediately prior to the filing of this Certificate of Elimination, is hereby amended to eliminate all references to the Series A Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed and subscribed this Certificate of Elimination and does affirm the foregoing as true under the penalties of perjury on June 26, 2019.

TAPINATOR, INC.

By:	/s/ Andrew Merkatz
Name:	Andrew Merkatz
Title:	President

[Signature Page to Certificate of Elimination]